Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: Corey Henry
Stamford, CT: +1 (203) 904 2410	Stamford, CT: +1 (202) 679 7296
Lausanne: +41 582 424 666	Email: Corey.Henry@pmi.com
Email: InvestorRelations@pmi.com
DISTRICT OF COLUMBIA SUBPOENA
STAMFORD, CT, June 17, 2024 – Swedish Match North America LLC (“SMNA”), a Philip Morris International Inc. (“PMI” or “Company”) affiliate acquired in November 2022, has received a subpoena from the Attorney General of the District of Columbia (also referred to in this press release as, “D.C.”) requesting, among other things, information about SMNA’s compliance with D.C.’s ban on the sale of flavored products as it relates to ZYN nicotine pouches.
The Company’s affiliate, SMNA, intends to comply with the Attorney General’s request for information concerning sales of its nicotine pouch products in D.C. Our preliminary investigation indicates that there have been sales of flavored nicotine pouch products in D.C., predominantly related to certain online sales platforms and some independent retailers. In the event of an unfavorable outcome related to this matter, a material liability is reasonably possible though not estimable at this time. At the request of PMI, SMNA is conducting a full review of its sales and supply chain arrangements in D.C. and other U.S. localities where flavor bans may apply.
As an initial remedial measure, while our investigation continues, SMNA is taking steps to immediately suspend online sales on ZYN.com. We reaffirm our commitment to 21+ only access and confirm that ZYN.com sales have been fully age-gated. ZYN.com sales have represented a very small percentage of nationwide ZYN volumes since PMI’s acquisition of SMNA.
We remain committed to ensuring compliance with all laws and regulations concerning the sale of our affiliates’ products in the U.S. and worldwide.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products. As of December 31, 2023, PMI's smoke-free products were available for sale in 84 markets, and PMI estimates that approximately 33 million adults around the world use PMI's smoke-free products. Smoke-free business accounted for approximately 37% of PMI’s total full-year 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected operational performance; regulatory outcomes; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2024. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.